EX-99.2 FORWARD LOOKING INFORMATION
EXHIBIT 99.2

Mpower Holding Corporation
Forward Looking Information

We continue to be pleased with our acquisition of ICG Communications, Inc.’s California customer base and SONET fiber network (the “Business”). The integration is on track to be completed early in the third quarter of our 2005 fiscal year, and expenses, are in line with our expectations.

Our operating revenue guidance, including the Business, is in the range of $200-$208 million for full year 2005 and $220-$230 million for full year 2006. Our net income guidance is in the range of $5.5-$8.6 million net loss for full year 2005 and $8.5-$12.6 million net income for full year 2006. Total capital expenditures for 2005 are expected to be in the range of $10-$14 million, which is adjusted to include $2 million of expenditures which were not incurred in the fourth quarter of 2004. Guidance for 2006 capital expenditures is between $10-$12 million.

We expect to incur transition expenses related to the integration of the Business assets of $4.1-$5.2 million during the first three quarters of our fiscal 2005 including approximately $1.0 million of expenses forecasted as incremental transition expenses in 2005 guidance.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we caution investors that certain statements contained in this exhibit that state our and/or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader that these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially from those projected as a result of risks and uncertainties including, but not limited to, our ability to retain the Business’ customers and to increase revenues from the Business, our ability to effectively integrate the Business into our operations, unexpected costs of integrating the Business into our operations, future sales growth, changes in federal or state telecommunications regulations, market acceptance of our product and service offerings, the liquidity of our common stock, our ability to secure adequate financing or equity capital to fund our operations and network expansion, our ability to manage growth and maintain a high level of customer service, the performance of our network and equipment, our ability to enter into strategic alliances or transactions, the cooperation of incumbent local exchange carriers in provisioning lines and interconnecting our equipment, regulatory approval processes, the effect of regulatory decisions on our access charges and operating costs, changes in technology, price competition, and other market conditions and risks detailed from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information, or otherwise.